Exhibit 99.1

              Press Release

              Neil Woodford to leave Invesco Perpetual on

              29th April 2014, with fund responsibilities transitioning to

              Mark Barnett and the Invesco Perpetual UK Equities team

October 2013

Invesco Perpetual today announced that, after 25 years, Neil Woodford will be leaving the company on 29th April 2014.

Neil will remain responsible for all funds for which he is the named manager through a transition period during the six months prior to his departure.  At the end of the transition, Mark Barnett will be named manager of the Invesco Perpetual High Income Fund and the Invesco Perpetual Income Fund. Mark will then succeed Neil as Head of UK Equities.

With immediate effect, the UK equity components of the Invesco Perpetual Monthly Income Plus Fund and the Invesco Perpetual Distribution Fund will be managed by Ciaran Mallon alongside the existing fixed income managers Paul Causer and Paul Read.

Mark Armour, CEO of Invesco Perpetual, said: “Neil has served clients of Invesco Perpetual with commitment for over 25 years. It has been a privilege for us all to work alongside him, and I understand that, after 25 years, he is ready for new challenges.”

He added:  “We have planned for succession for many years and have built a world-class investment culture that develops and supports gifted and experienced managers.  Mark Barnett is an exceptional fund manager who has the same active, value-driven investment approach and long-term focus as Neil.  A key member of the UK Equities team for 17 years, Mark has a first-quartile track record over one, three, five and 10 years.

“We are confident that Mark, Ciaran and the UK Equities team will continue to do an excellent job for clients.”

Neil Woodford said: “I leave the company on good terms and remain fully committed to my fund management responsibilities at Invesco Perpetual until my departure. The Invesco Perpetual High Income Fund, Invesco Perpetual Income Fund and other client mandates will be transitioned into the hands of my long-standing, experienced colleagues.  I wish my colleagues all the best for the future.”

He continued: “My decision to leave is a personal one based on my views about where I see long-term opportunities in the fund management industry.  My intention is to establish a new fund management business serving institutional and retail clients as soon as possible after 29th April 2014.  There will be no further comment at this stage.  Further announcements about my new business will be made after I have left.”

Mark Armour concluded:  “Our overriding priority is to look after our clients’ interests through a well-ordered transition process.  Invesco Perpetual has highly experienced, talented investment teams, market-leading capabilities and the resources of a global company.  We will continue to focus on delivering good outcomes for our clients.”

– ENDS –

About the Invesco Perpetual investment team
Invesco Perpetual currently manages more than £70 billion across a wide range of asset classes for clients in the UK and across the globe.  As of 30th September 2013, 98% of the assets under management were above benchmark over five years.  You can learn more about Mark Barnett, Ciaran Mallon and the Invesco Perpetual investment team by visiting www.invescoperpetual.co.uk/ukequitiesteam.

For more information please contact:

Jane Bland
Invesco Perpetual
01491 417188
Jane_bland@invescoperpetual.co.uk

Notes to Editors

This press release is intended for trade press use only. Please do not redistribute.

Invesco Perpetual is part of Invesco Ltd, A leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

Further information about Invesco Perpetual can be found at www.invescoperpetual.co.uk

Issued by Invesco Asset Management Limited, Perpetual Park, Perpetual Park Drive, Henley-on-Thames, Oxfordshire RG9 1HH, UK.  Authorised and regulated by the Financial Conduct Authority.